Exhibit 99.1

Company Contact:

Jim Stolze

Chief Financial Officer

314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports Third Quarter 2008 Financial Results

Backlog Reaches $75 Million

$20 Million Existing Commitment from Two Shareholders Extended into 2010 Significantly Expands Operating Flexibility

Evaluation of Magnetic Irrigated Catheter in Europe Results in Excellent Outcomes

St. Louis, MO, November 6, 2008 —Stereotaxis, Inc. (NASDAQ: STXS) today reported its financial results for the third quarter ended September 30, 2008. Revenue for the third quarter of 2008 was $10.6 million as the Company recognized revenue on six Niobe® Magnetic Navigation Systems and shipped three additional systems for which it expects to recognize revenue in the fourth quarter of 2008 and first quarter of 2009. Revenue from Niobe® and Odyssey™ systems totaled $7.4 million, while disposables, services and accessories revenue was $3.2 million. Revenue in the third quarter of 2007 was $12.0 million. Operating expenses in the recent third quarter declined by $2.6 million, or 14% from the third quarter of last year, and $1.5 million, or eight percent compared to the second quarter of 2008, excluding the costs related to the re-engineering of the magnetic irrigated catheter in the second quarter.

“While the hospital capital equipment market has been impacted by the credit crisis, electrophysiology (EP) lab spending on projects, programs and systems that help build overall hospital revenue remains relatively robust and we are capitalizing on the value that Stereotaxis brings to the marketplace,” said Bevil Hogg, Chief Executive Officer. “During the quarter, we set an all time high for recurring revenue, set a new record for backlog and generated $13 million in new orders. We are also poised to accelerate our momentum in the market as our partner Biosense Webster has completed the patient enrollment for the external evaluation of our partnered magnetic irrigated catheter. The catheter has been evaluated at nine sites, primarily in Europe, and a combined 92 cases were performed. The results are exemplary. The catheter met or exceeded all of the end points of the evaluation, including the long-standing exceptional level of safety associated with catheters used with Niobe systems. Approximately 75% of these procedures were to treat atrial fibrillation, and half of these were on patients with persistent atrial fibrillation, a more difficult form of the disease. In addition, the utilization rate of the Niobe system at the nine centers that participated in the evaluation increased significantly as compared to the utilization rate prior to the evaluation period, confirming our expectations that we should see a broad increase in the usage of our systems with the availability of the magnetic irrigated catheter. We continue to anticipate that the U.S. regulatory approval and subsequent launch of the magnetic irrigated catheter will take place shortly after its debut in the European market,” added Mr. Hogg.

“We continued to make good progress on a number of other important initiatives during the third quarter,” said Michael Kaminski, President and Chief Operating Officer of Stereotaxis. “While U.S. orders of our Niobe system were challenged by the lack of the irrigated catheter and reference site development, European order growth has been especially strong throughout the year. We believe our European order growth is being fueled by the very favorable first clinician use of the irrigated catheter in 2007 and customer access to reference sites. Recurring revenue from disposables and services represented 30% of total revenue in the recent third quarter compared with 21% in the same period of 2007 and exceeded $3 million for the first time in any quarterly reporting period in the Company’s history. We booked approximately $13 million in new orders and backlog reached a record $75 million. Very importantly, we continue to drive reductions in our operating expenses, resulting in improved leverage and enhanced bottom-line potential.”

“We are also seeing increased demand for Odyssey and Odyssey Cinema™,” continued Mr. Kaminski. “Early last month we announced the commercialization of Cinema. This innovative new product records procedures and enables physicians to receive a real-time high definition view from any point in the network of installed Odyssey systems. It will be a significant new tool for clinical collaboration, remote consultation and training. We are seeing growing interest in Odyssey across a broad range of interventional labs and have generated a total of 34 Odyssey orders in 2008.”

“We ended the quarter with $19.8 million in cash and cash equivalents. Recently, we reached an agreement with two Stereotaxis shareholders to extend the term of a $20 million commitment that they provided the Company this February through early 2010. We believe that this flexibility, along with other resources, including funds received through our arrangement with Biosense Webster as well as our bank line, provide us with a firm foundation for growth through 2009,” Mr. Kaminski concluded.

“With the launch of the irrigated catheter in Europe, and expected launch in the U.S. in the short term, growing utilization, growing recurring revenue, expanding margins and a broad platform, Stereotaxis has in place the building blocks to drive consistent growth, achieve profitability, and generate increased shareholder returns,” said Mr. Hogg. “We have reached a point where my expertise in creating technologies and companies surrounding those technologies should be succeeded by someone with the expertise and focus on all levels of operational execution. With that thought in mind, I take great pleasure in reporting today that I’ve been working with the Board on a transition plan that involves me passing the CEO baton to Mike, effective January 1, 2009. The Board and I believe that Mike has demonstrated the operational capability as well as the strategic vision to drive this company forward and achieve improved operating results. I will play an active role in the Company at the Board level and look forward to working closely with Mike as we move into 2009,” Mr. Hogg concluded.

Third Quarter and Nine Month Financial Performance

Gross margin for the quarter was $6.9 million, or 66% of revenue, compared with $8.0 million, or 67% of revenue in the third quarter of 2007.

Third quarter operating expenses decreased 14% to $16.1 million, compared to $18.7 million in the third quarter of 2007.

R&D expenses for the quarter ended September 30, 2008 were $4.4 million, compared with $6.7 million in the third quarter of 2007.

The Company reported a net loss for the third quarter of 2008 of $10.1 million, or $(0.28) per share. This compares to a net loss of $10.4 million, or $(0.29) per share, in the third quarter of 2007. The weighted average shares for the recent third quarter were 36.6 million compared with 36.3 million in the third quarter of last year.

For the first nine months of 2008, revenue totaled $28.2 million compared with revenue of $29.0 million for the first nine months of 2007. The Company reported a net loss of $36.4 million through the recent nine month period versus a net loss of $35.9 million for the first nine months of 2007. On a per share basis, the first nine months net loss in 2008 was $(1.00) compared with $(1.01) in the comparable period of 2007.

Cash used in operations was $5.5 million for the third quarter of 2008, and cash and investments at September 30, 2008 totaled $19.8 million, compared to $23.7 million at December 31, 2007.

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Standard Time today to discuss its financial results for the third quarter. To access the conference call, please dial (800) 240-2134. International participants can call (303) 275-2170. An audio replay of the call will be available for seven days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11120546#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=52099

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, the effect of global credit and economic conditions on the ability and willingness of customers to purchase our systems, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approval and return of the irrigated catheter to the market, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue
System	$7,365,480	$9,500,848	$19,641,188	$22,479,877
Disposables, service and accessories	3,186,169	2,546,906	8,597,503	6,564,071
Total revenue	10,551,649	12,047,754	28,238,691	29,043,948

Cost of revenue
System	3,098,477	3,541,756	8,822,745	8,024,046
Disposables, service and accessories	543,071	491,827	1,427,501	1,732,562
Inventory impairment	–	–	–	1,870,653
Total cost of revenue	3,641,548	4,033,583	10,250,246	11,627,261

Gross margin	6,910,101	8,014,171	17,988,445	17,416,687
Operating expenses:
Research and development	4,380,466	6,690,032	13,861,339	19,475,675
Sales and marketing	7,012,264	7,667,013	23,297,003	20,733,407
General and administration	4,719,779	4,320,208	15,458,115	14,112,033
Total operating expenses	16,112,509	18,677,253	52,616,457	54,321,115
Operating loss	(9,202,408)	(10,663,082)	(34,628,012)	(36,904,428)
Interest income	33,711	339,087	165,665	1,212,644
Interest expense	(904,428)	(74,267)	(1,931,606)	(216,499)
Net loss	$(10,073,125)	$(10,398,262)	$(36,393,953)	$(35,908,283)

Net loss per common share:
Basic and diluted	$(0.28)	$(0.29)	$(1.00)	$(1.01)

Weighted average shares used in computing net loss per common share:
Basic and diluted	36,612,877	36,256,089	36,541,593	35,612,871

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$19,784,987	$17,022,200
Short-term investments	–	6,634,178
Accounts receivable, net of allowance of $303,854 and $189,040 in 2008 and 2007, respectively	13,117,362	13,757,270
Current portion of long-term receivables	198,351	136,430
Inventories	8,359,590	9,964,460
Prepaid expenses and other current assets	5,007,969	3,421,202
Total current assets	46,468,259	50,935,740
Property and equipment, net	5,857,675	7,011,763
Intangible assets	1,311,111	1,411,111
Long-term Receivables	306,030	272,859
Long-term Investments	469,842	–
Other assets	662,672	844,321
Total assets	$55,075,589	$60,475,794

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$17,957,046	$972,222
Accounts payable	4,512,604	7,349,426
Accrued liabilities	7,556,442	11,913,418
Deferred contract revenue	13,572,095	8,774,958
Total current liabilities	43,598,187	29,010,024

Long term debt, less current maturities	15,469,858	6,000,000
Long term deferred contract revenue	1,099,341	942,573
Other liabilities	166,874	328,790

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2008 and 2007; none outstanding at 2008 and 2007	–	–
Common stock, par value $0.001; 100,000,000 shares authorized at 2008 and 2007; 37,428,311 and 37,132,529 issued at 2008 and 2007, respectively	37,428	37,133
Additional paid-in capital	283,376,206	276,433,662
Treasury stock, 40,151 shares at 2008 and 2007	(205,999)	(205,999)
Accumulated deficit	(288,466,306)	(252,072,353)
Accumulated other comprehensive gain	–	1,964
Total stockholders' equity (deficit)	(5,258,671)	24,194,407
Total liabilities and stockholders' equity (deficit)	$55,075,589	$60,475,794